Exhibit 10.6
*Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

PROFESSIONAL SERVICES AGREEMENT

Dated for reference September 16, 2024

BETWEEN:	SCOUT DISCOVERIES CORP. 4224 W. Industrial Loop Coeur d’Alene, Idaho 83815 (the “Contractor”)

AND:	Silver Opportunity Partners LLC (SOP) 2209 Big Creek Rd. Kellogg, Idaho, 83837 (the “Client”)

BACKGROUND:

A.	The Client is the owner or has an interest in a mineral properties located in Shoshone and Bonner Counties in Idaho, USA. (herein called the “Property”);

B.	The Client requires the services of a contractor to perform the work and services outlined in this Schedule “A”; and

C.	The Contractor has agreed with the Client to undertake the services on the terms and conditions herein contained.

AGREEMENT

1.	SERVICES

1.1.          The Contractor will provide services to the Client as set out in Schedule “A” (the “Services”), subject to the terms and conditions of this Agreement.

1.2.          The Services may be adjusted and amended by the parties from time to time. Any amendment to the Services is not binding on the Contractor unless executed by the Client and the Contractor.

2.	TERM

2.1.          The term of this agreement shall be from September 16, 2024, until September 16, 2025 (the “Term”), unless terminated earlier in accordance with this agreement. The Term may be renewed or extended by mutual agreement of the parties.

3.	PERFORMANCE OF THE SERVICES.

3.1.          The Contractor expects that most of the Services will be performed or supervised by a Senior Project Manager. However, the Contractor reserves the right to assign other professionals to perform the Services if in the Contractor’s judgment that becomes necessary or desirable.

3.2.          The Contractor shall provide the Services to the Client on a non-exclusive basis and shall be free to provide its services to third parties during the term of this agreement.

4.	WARRANTY

4.1.          The Contractor represents and warrants that:

(a)          it is capable of providing the Services and that the Services will be provided and performed in a workmanlike and professional manner, conforming to industry standards, by personnel having a level of skill in the area commensurate with the requirements of the scope of the Services;

(b)          it owns all tools, equipment and supplies necessary to provide the Services; and

(c)          the Contractor will and will cause its personnel to maintain professional designations with the relevant regulatory bodies and associations necessary to perform the Services.

5.	FEES FOR SERVICES

5.1.          The Client shall pay the Contractor compensation (the “Fees”) for the Services in accordance with a fee schedule attached to this agreement as Schedule “B”, which may be subject to unilateral amendment by the Contractor from time to time upon 30 days written notice to the Client.

5.2.          Compensation is payable in arrears upon the presentation of an invoice by the Contractor to the Client.

5.3.          Unless otherwise stated, the Fees and all other prices and rates are exclusive of taxes. The Client will pay any applicable taxes.

5.4.          The Client will reimburse the Contractor for all reasonable expenses incurred in association with the delivery of the Services (“Reimbursable Expenses”), including but not limited to travel costs and expenses, and reasonable disbursements. For clarity, the Reimbursable Expenses are expenses of the Contractor incurred in connection with providing the Services which are not described in the expenses listed in Schedule “B”.

5.5.          Unless otherwise provided for in Schedule “B”, the Client will pay the Fees and Reimbursable Expenses by electronic payment to the Contractor at an account of the Contractor’s designation no later than 30 days after receipt of the applicable invoice. The Client will promptly notify the Contractor of any Fees or Reimbursable Expenses that are in bona fide dispute and the parties will promptly negotiate and attempt to resolve in good faith any disputes related to any disputed amounts.

6.	EXPENSES

6.1.          In addition to the Fees and Reimbursable Expenses, the Client will reimburse the Contractor for any expense that is incurred by the Contractor in connection with, and to the extent necessary for, performance of the Services.

7.	INTEREST

7.1.          Where the Fees are not paid by the Client within thirty (30) days of the Client’s receipt of an invoice from the Contractor, the Client shall also pay interest on the Fees for the period beginning with the due date until the date upon which payment in full is made. The rate of interest shall be 1.5% per month.

8.	INDEPENDENT CONTRACTOR.

8.1.          The Contractor and its employees shall not be deemed to be at any time employees or servants of the Client. The parties agree that the Contractor shall be an independent contractor in the performance of the Services under this agreement and that no master and servant relationship is to be created between the Contractor or its personnel and the Client and further that no employee benefits available to employees of the Client shall accrue to the Contractor or its personnel.

8.2.          The Contractor shall have authority to exercise exclusive control, direction, and management over the Services, to carry on the Services under its own superintendence and at its own risk, and to provide the Services according to its own means and methods. The Client shall be entitled only to direct the Contractor with respect to the elements of the Services to be performed by the Contractor and the results to be derived by the Client, to inform the Contractor as to where and when such Services shall be performed, and to review and assess the performance of such Services by the Consultant for the limited purposes of assuring that such Services have been performed in accordance with the requirements of this agreement and confirming that such results are satisfactory to the Client.

9.	TERMINATION WITHOUT CAUSE

9.1.          This agreement may be terminated by either party upon thirty (30) days written notice to the other party.

10.	TERMINATION FOR CAUSE

10.1.          Notwithstanding anything to the contrary contained in this agreement, this agreement may be terminated immediately by the Client prior to expiration of the Term in the following circumstances:

(a)          if the Contractor breaches any term, condition or provision of this agreement, unless the Contractor remedies the breach within thirty (30) days of receipt of written notice from the Client;

(b)          if the Contractor becomes insolvent, is adjudged a bankrupt, makes a general assignment for the benefit of creditors, or takes the benefit of any Act in force for insolvent persons;

(c)          if the Contractor ceases to do business as a going concern.

(d)          if a receiver or manager is appointed for the business of the Contractor; or

(e)          if the Contractor takes the benefit of any actions for the winding up or liquidation of corporations.

10.2.          Notwithstanding anything to the contrary contained in this agreement, this agreement may be terminated immediately by the Contractor prior to expiration of the Term in the following circumstances:

(a)          if the Client breaches any term, condition or provision of this Agreement, unless the Client remedies the breach within thirty (30) days of receipt of written notice from the Contractor;

(b)          if the Client becomes insolvent, is adjudged a bankrupt, makes a general assignment for the benefit of creditors, or takes the benefit of any action for insolvent persons;

(c)          if the Client ceases to do business as a going concern;

(d)          if a receiver or manager is appointed for the business of the Client; or

(e)          if the Client takes the benefit of any action for the winding up or liquidation of corporations.

11.	EFFECT OF TERMINATION

11.1.          Upon termination of this agreement, the Client shall pay to the Contractor any Fees or other amounts owing under this agreement for Services rendered prior to the date of termination.

11.2.          Upon termination of this agreement, the parties shall deliver all records, notes, memorandum, models, and equipment of any nature that are in each party’s possession or under each party’s control and that are the other party’s property or relate to the other party’s business or operations.

11.3.          Termination of this Agreement by either party shall not deprive either party of any of its rights,

remedies, or actions against the other party.

12.	SUSPENSION OF SERVICES

12.1.          At the election of the Contractor, the Contractor may exercise its rights under paragraph 10.2 or the Contractor shall have the right to suspend the Services if the Client fails to pay any invoice within thirty (30) days of receipt.

13.	CONFIDENTIAL INFORMATION

13.1.          In connection with Services, the parties (the “Disclosing Party”) may disclose confidential know-how, business, financial, technical, scientific information and other information (the “Confidential Information”) to the other (the “Receiving Party”). To assist the Receiving Party in identifying the Confidential Information, the Disclosing Party shall mark or designate the information as “confidential,” provided however that the failure to so designate does not operate as a waiver to protections provided by applicable law or this agreement. The Receiving Party agrees to take all reasonable care to protect the Confidential Information of the Disclosing Party and to prevent disclosure of the Confidential Information to third parties provided that it is identified as confidential at the time of disclosure or should be reasonably known by the Receiving Party to be Confidential Information due to the nature of the information disclosed and the circumstances surrounding the disclosure. Except as may be necessary to perform its obligations under this agreement, the Receiving Party will hold in confidence and not use or disclose any Confidential Information. The Receiving Party’s nondisclosure obligation shall not apply to information that:

(a)          was known to it prior to receipt of the Confidential Information;

(b)          is publicly available;

(c)          is rightfully obtained by the Receiving Party from a third party;

(d)          is independently developed by the Receiving Party; or

(e)          is required to be disclosed pursuant to regulation, law, or court order.

14.	COVENANTS NOT TO DISPARAGE

14.1.          During the Term and following termination of this agreement, the Contractor and the Client shall not directly or indirectly participate in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports, or comments) which are disparaging or damaging to the integrity, reputation, or goodwill of the other.

15.	COVENANTS NOT TO HIRE CONTRACTOR’S PERSONNEL

15.1.          It is recognized and understood by the parties that the personnel of the Contractor are an integral part of the Contractor’s business and that it is extremely important for the Contractor to use its maximum efforts to prevent the Contractor from losing its personnel. It is therefore understood and agreed by the parties that, because of the nature of the business of the Contractor, it is necessary to afford fair protection to the Contractor from the loss of any personnel.

15.2.          Consequently, as a material inducement to the Contractor to provide the Services, the Client covenants and agrees that, during the Term and for the period commencing on the date of termination of this agreement and ending 24 months after, the Client shall not, directly or indirectly, hire or engage or attempt to hire or engage any individual who shall have been an employee or principal of the Contractor at any time during the last 12 months of the Term, whether for or on behalf of the Client or for any entity in which the Client shall have a direct or indirect interest, or any subsidiary or affiliate of any entity, whether as a proprietor, partner, co-venturer, financier, investor or stockholder, director, officer, company, employee, servant, agent, representative or otherwise.

16.	INDEMNIFICATION

16.1.          The Client agrees to indemnify and hold the Contractor harmless from all claims, losses, damages, expenses, fees including lawyer’s fees, costs, demands and judgments against the Contractor arising from:

(a)          breach of the Client’s obligations under this agreement;

(b)          personal injury and/or property damage caused by any negligent or willful action or inaction of the Client; or

(c)          any misuse of the Services by the Client or its directors, officers, shareholders, employees, contractors, or other representatives.

17.	LIMITATION OF LIABILITY

17.1.          To the extent permitted by applicable law, and notwithstanding anything to the contrary in this agreement, the contractor’s total aggregate liability (including without limitation any indirect, incidental, special, punitive or consequential damages) arising out of or in connection with this agreement for all claims of any kind (even if such liabilities are foreseeable or the contractor has been advised of the possibility of such liabilities) will not exceed fifty percent (50%) of the fees paid or payable by the Client to the Contractor under this agreement during the twelve (12) months prior to the event giving rise to the liability. This limitation of liability shall not apply to liability for fraud or wilful misconduct.

18.	INSURANCE

18.1.          That the Contractor shall, at its own expense, obtain and maintain in full force and effect, throughout the Term and for such period of time after the expiration or termination of this agreement as may be reasonably required to insure against future general liability or professional liability claims, such insurance coverage as the Contractor may require. Currently, the contractor has $3,000,000.00 in general liability coverage.

19.	FORCE MAJEURE

19.1.          The Contractor shall be excused from the performance of its obligations under this agreement to the extent that such performance is prevented by circumstances and conditions beyond the control of the Contractor, including but not limited to:

(a)          act of God, acts of terrorism, war, acts of war (whether war be declared or not), labour strike or lock-out, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of facilities, equipment and/or materials by fire, earthquake, floods, storm or like catastrophe;

(b)          necessary compliance with any regulation, law, or order of any government;

(c)          unavailability of personnel, unavailability of materials and/or restrictions on travel arising from any situation related to COVID-19 or any other pandemic, including but not limited to compliance with health restrictions and guidelines, any regulations, laws, or order of any government or public health officer; and

(d)          any circumstance, if, in the sole discretion of the Contractor, danger to life, materials, and/or equipment, including without limitation, danger due to the occurrence and spread of COVID-19 or any other pandemic, will result.

20.	NOTICES

20.1.          Any notice, request, demand, consent, or other communication provided or permitted by this agreement will be given in writing and by personal delivery, transmitted by facsimile or electronic mail, or sent by ordinary mail, postage prepaid, addressed to the party for which it is intended at its address above. Such delivery is valid if delivered personally, or transmitted by facsimile or electronic mail on the date of such personal delivery or, if mailed, on the seventh day following postmarking.

20.2.          Either party may, from time to time, advise the other by notice in writing of any change of address of the party giving such notice. From and after the giving of such notice the address therein specified will, for the purposes of this section be conclusively deemed to be the address of the party giving such notice.

21.	GENERAL

21.1.          The parties obligations under sections 11, 13, 14, 15, 16, 17 will survive termination of this agreement.

21.2.          Neither party may assign its rights or obligations under this agreement in whole or in part without the prior written consent of the other party.

21.3.          This agreement contains the entire agreement between the parties and there are no other promises or conditions in any other agreement whether oral or written. This agreement supersedes any prior written or oral agreements between the parties.

21.4.          This agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

21.5.          If any provision of this agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

21.6.          The failure of either party to enforce any provision of this agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this agreement. No supplement, modification or waiver of this agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this agreement shall be deemed or shall constitute a waiver of any other provision of this agreement (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided.

21.7.          This agreement shall be governed by the laws of the state of Idaho.

21.8.          The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this agreement.

21.9.          This agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement. This agreement may be executed by facsimile signatures and each signature will be deemed binding for all purposes of this agreement, without delivery of an original signature being required.

This agreement will become effective when all the parties have signed it. The date this agreement is signed by the last party to sign it (as indicated by the date stated opposite that party’s signature) will be deemed the date of this agreement.

SCOUT DISCOVERIES CORP.,

/s/ Curtis Johnson	09/16/2024
by its authorized signatory:	Date:

Curtis Johnson
Print Name

Silver Opportunity Partners LLC (SOP)

/s/ Nicholas Furlin	09/16/2024
by its authorized signatory:	Date:

Nicholas Furlin
Print Name

SCHEDULE “A”

SERVICES

The anticipated start date for the services is September 16, 2024.

Scout Discoveries Corp. will undertake a generative geologic exploration target creation project that will be broken up into [***] distinct areas: [***]. The project will consist of creating individual data rooms for each distinct area, finding, cataloging, and uploading all available public information to the respective data room(s). The creation of individual area visuals (.pdf, PowerPoint, 3-d models, or otherwise) depicting all necessary information for the specific targets as well as a cumulative project wrap-up presentation. SOP requests bi-monthly update meetings and/or correspondence for the full tenure of the project, to be delivered by the project lead or designee.

The services provided by the Contractor may include, but are not limited to the following:

  Data Compilation and Interpretation

GIS

3D Modelling

Exploration Program Design

Permit Applications

Liaising with 3rd Party Subcontractors

Stakeholder Consultations

Core Logging

Geological Consulting

Drill Program Management

Trench Program Management

Geochemical Surveying

Geophysical Surveying

Drone Surveying — Aerial Photography

Geological Mapping and Prospecting

Report Preparation

Preparation of Marketing Materials:

•	PowerPoint Presentations

•	Website Content

•	News Release